SUB-SUBADVISORY AGREEMENT

         AGREEMENT made as of the 30th day of April, 2007 by and among Allianz Life Advisers, LLC a Minnesota limited liability company (the "Manager"), investment adviser for the AZL PIMCO Fundamental IndexPLUS Total Return Fund (the "Fund"), a series of the Allianz Variable Insurance Products Trust, a Delaware business trust (the "Trust"), Pacific Investment Management Company LLC, subadviser to the Fund, a Delaware limited liability company (hereinafter "PIMCO") and Research Affiliates, LLC, a California limited liability company ("Research Affiliates");

         WHEREAS, PIMCO has been retained by the Manager to provide investment advisory services to the Fund, an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), pursuant to an Amended and Restated Subadvisory Agreement (the "Subadvisory Agreement");

         WHEREAS, PIMCO, on behalf of the Fund, wishes to obtain equity exposure by investing in total return swaps based upon an enhanced version of Research Affiliates' index series known as Research Affiliates Fundamental Index (the "RAFI(TM)") tracking the top 1000 U.S. equity issuers (the "Enhanced RAFI(TM) 1000"), as produced, and revised from time to time, by Research Affiliates;

         WHEREAS, PIMCO wishes to retain Research Affiliates to assist PIMCO in providing investment advisory services ("Advisory Services") in connection with the Fund;

         WHEREAS, Research Affiliates is willing to provide such services to PIMCO upon the terms and conditions and for the compensation set forth below; and

         WHEREAS, Research Affiliates is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Manager, PIMCO and Research Affiliates as follows:
         1. The Trust is an open-end investment company which has separate investment portfolios. Additional investment portfolios may be established in the future. This Agreement shall pertain to the Fund and to such additional investment portfolios as shall be designated in supplements to this Agreement, as further agreed among the Manager, PIMCO and Research Affiliates. The Trust engages in the business of investing and reinvesting the assets of the Fund in the manner and in accordance with the investment objective and restrictions applicable to the Fund as specified in the currently effective prospectus (the "Prospectus") for the Trust included in the registration statement, as amended from time to time (the "Registration Statement"), filed by the Trust under the 1940 Act and the Securities Act of 1933, as amended (the "1933 Act"). Copies of the documents referred to in the preceding sentence have been furnished by the Manager to Research Affiliates. Any amendments to those documents shall be furnished by the Manager to Research Affiliates promptly.

         2. PIMCO hereby appoints Research Affiliates to provide Advisory Services specified in this Agreement and Research Affiliates hereby accepts such appointment and agrees to render the services herein set forth.

         3. (a) Research Affiliates shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this Agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this Agreement. Research Affiliates may from time to time seek research assistance and rely on investment management resources available to it through its affiliated companies, but in no case shall such reliance relieve Research Affiliates of any of its obligations hereunder, nor shall the Fund be responsible for any additional fees or expenses hereunder as a result. Research Affiliates shall not retain any other person to serve as an investment adviser


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

or subadviser to the Fund. Research Affiliates shall not pay any fee, based on the assets of the Fund, to any person providing research and/or investment advice to Research Affiliates without the express written consent of the Manager.

         (b) Research Affiliates shall not be required to pay any expenses of the Fund other than those specifically allocated to Research Affiliates in this Agreement. In particular, but without limiting the generality of the foregoing, Research Affiliates shall not be responsible, except to the extent of the reasonable compensation of such of the Trust's employees (if any) as are officers or employees of Research Affiliates whose services may be involved, for any of the following expenses of the Fund: compensation of the Trustees who are not affiliated with the Manager, PIMCO or Research Affiliates, the Fund's distributor or any of its affiliates; taxes and governmental fees; interest charges; fees and expenses of the Fund's independent registered public accounting and legal counsel; trade association membership dues; fees and expenses of any custodian (including maintenance of books and accounts and calculation of the net asset value of shares of the Fund), transfer agent, registrar and dividend disbursing agent of the Fund; expenses of issuing, selling, redeeming, registering and qualifying for sale shares of beneficial interest in the Fund; expenses of preparing and printing share certificates, prospectuses and reports to shareholders, notices, proxy statements and reports to regulatory agencies; the cost of office supplies, including stationery; travel expenses of all officers, Trustees and employees; insurance premiums; brokerage and other expenses of executing portfolio transactions; expenses of shareholders' meetings; organizational expenses; and extraordinary expenses.

         4. (a) Subject to the supervision of PIMCO, Research Affiliates shall provide to the Fund Advisory Services, including investment guidance and policy direction in connection with the management of the Fund, oral and written research, analysis, advice, and statistical and economic data and information.

         (b) As part of its Advisory Services, Research Affiliates shall provide PIMCO with a model portfolio reflecting the composition of Enhanced RAFI(TM) 1000, as amended from time to time, based on Research Affiliates' fundamental analysis process. Research Affiliates also will provide the model portfolio to such investment banks or counterparties as PIMCO shall designate for purposes of developing the derivative instruments to be used by PIMCO in obtaining exposure to Enhanced RAFI(TM) 1000. Such Advisory Services shall not include (i) determining the securities and other assets to be purchased or sold by the Fund; or (ii) determining what portion of the Fund shall be invested in securities or other assets, and what portion, if any, should be held uninvested.

         (c) Research Affiliates shall not use any non-public inside information relating to the Manager, PIMCO, the Fund or the Trust obtained in connection with this Agreement that may be in its possession or in the possession of any of its affiliates beyond the performance of its obligations under this Agreement.

         (d) Research Affiliates also shall provide to the Manager, PIMCO, and the officers of the Trust, administrative assistance in connection with the operation of the Fund, which shall include (i) compliance with all reasonable requests of the Manager, PIMCO, or the Trust for information, including information required in connection with the Trust's filings with the Securities and Exchange Commission (the "SEC") and state securities commissions, and (ii) such other services as the Manager, PIMCO and/or Research Affiliates shall from time to time determine to be necessary or useful to the administration of the Fund. Research Affiliates will keep the Manager and PIMCO informed of any developments it becomes aware of which may materially affect the Fund.

         (e) Research Affiliates shall provide Advisory Services for the account of the Fund in accordance with Research Affiliates' best judgment and within the investment objectives, policies, and restrictions set forth in the Prospectus, the 1940 Act and the provisions of the Internal Revenue Code of 1986, as amended

(the "Code") relating to regulated investment companies, subject to policy decisions adopted by the Trust's Board of Trustees.

         (f) Research Affiliates shall furnish to the Manager, PIMCO and the Trust's Board of Trustees periodic and special reports (including any statistical information) on the investment performance of the Fund and on the performance of its obligations under this Agreement and shall supply such additional reports and information as the Trust's officers or Board of Trustees shall reasonably request.

         5. Research Affiliates shall exercise its best judgment in rendering the services provided by it under this Agreement. Subject to the provisions of
Section 9(a) hereof, Research Affiliates shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Manager, PIMCO, the Trust or the Fund in connection with the matters to which this Agreement relates, except that Research Affiliates shall be liable to the Manager, PIMCO, the Trust or the Fund for a loss resulting from a breach of fiduciary duty by Research Affiliates under the 1940 Act with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of Research Affiliates in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement. In no case shall Research Affiliates be liable for actions taken or non-actions with respect to the performance of services under this Agreement based upon specific information, instructions or requests given or made to Research Affiliates by PIMCO or the Manager. As used in this Section, the term "Research Affiliates" shall include any officers, directors, employees or other affiliates of Research Affiliates performing services with respect to the Fund.

         6. (a) Research Affiliates agrees that it will comply with all applicable laws, rules and regulations of all federal and state regulatory agencies having jurisdictions over Research Affiliates in performance of its duties hereunder. Research Affiliates will treat as confidential and proprietary information of the Fund, all records and information relative to the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld, and Research Affiliates shall not be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

         (b) Research Affiliates will notify the Fund in the event that Research Affiliates or any of its affiliates (i) becomes aware that it is subject to a statutory disqualification that prevents Research Affiliates from serving as investment adviser pursuant to this Agreement, or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. Research Affiliates further agrees to notify the Fund immediately of any material fact known to Research Affiliates relating to Research Affiliates that is not contained in the Fund's Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed thereon, and of any statement contained therein that becomes untrue in any material respect.

          7. Research Affiliates will bear all expenses in connection with the performance of its services under this Agreement. For the services provided and the expenses assumed pursuant to this Agreement, PIMCO will pay to Research Affiliates, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, based on the Fund's assets allocated to PIMCO under the Subadvisory Agreement at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act. For the purpose of determining fees payable to Research Affiliates, the value of the Fund's average daily assets allocated to PIMCO under the Subadvisory Agreement shall be computed at the times and in the manner specified in the Fund's Prospectus or Statement of Additional Information as from time to time in effect. If this Agreement becomes effective or terminates before the end


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

of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs. Payment of said compensation shall be the sole responsibility of PIMCO and shall in no way be an obligation of the Manager, the Fund or the Trust.

         8. (a) This Agreement shall become effective with respect to the Fund as of the date hereof (and, with respect to any amendment, or with respect to any additional fund, the date of the amendment or supplement hereto) and shall continue in effect with respect to the Fund for a period of more than two years from that date (or, with respect to any additional fund, the date of the supplement) only so long as the continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Trust's Board of Trustees; (ii) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's Trustees who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party. This Agreement shall terminate immediately upon the receipt of written notice to Research Affiliates of the termination of the Subadvisory Agreement.

         (b) This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by: (i) a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund; (ii) a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to Research Affiliates; (iii) PIMCO on 60 days' written notice to Research Affiliates; (iv) the Manager on 60 days' written notice to Research Affiliates; or (v) Research Affiliates on 60 days' written notice to the Trust. This Agreement (or any supplement hereto) shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

         9. (a) Research Affiliates shall indemnify and hold harmless the Manager and PIMCO and their officers, directors, trustees, employees and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys' fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by Research Affiliates in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by Research Affiliates in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard in fulfilling its obligations under this Agreement.

         (b) PIMCO shall indemnify and hold harmless Research Affiliates and its officers, directors, trustees, employees and agents from and against any and all liabilities, losses, claims, damages and expenses, including reasonable attorneys' fees and expenses, of any kind or nature directly or indirectly resulting solely from or solely out of: (i) any material misrepresentation, breach of any material representation or failure to comply with any provision, warranty or obligation made by PIMCO in connection with this Agreement or any applicable laws and regulations; (ii) any actions or failure to act by PIMCO in connection with this Agreement that results in a violation of any law; or (iii) any gross negligence, willful misfeasance, bad faith or reckless disregard in fulfilling its obligations under this Agreement.

         10. Except to the extent necessary to perform Research Affiliates' obligations under this Agreement and/or as otherwise agreed to by the parties, nothing herein shall be deemed to limit or restrict the right of Research Affiliates, or any affiliate of Research Affiliates, or any employee of Research Affiliates, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association, provided such other services and activities do


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

not, during the term of this Agreement, interfere in a material manner with Research Affiliates' ability to meet its obligations to the Fund hereunder.

         11. It is understood that the names "Allianz," "Allianz Life Advisers," "AZL PIMCO Fundamental IndexPLUS Total Return Fund," "Allianz Variable Insurance Products Trust," "PIMCO" or any derivative thereof or logo associated therewith are the valuable property of the Manager, PIMCO or their affiliates. Research Affiliates (or any of its affiliates) agrees that it shall not use any such names (or derivative or logo) without the prior consent of the Manager or PIMCO, as the case may be. In addition, Research Affiliates hereby consents to the use of its name and any logo, mark or symbol associated therewith, as well as the names of its business affiliates including Mr. Robert D. Arnott in the Fund's Registration Statement, other disclosure documents, shareholder communications, advertising, sales literature and similar communications.

         12. It is understood that "Research Affiliates", "RAFI(TM)", "Fundamental Index(TM)", any associated logos and the method of formulation of the RAFI(TM) series of indexes and the enhanced versions of the RAFI(TM) series are the proprietary and valuable property of Research Affiliates. While Research Affiliates consents to the use of the marks and logos so long as this Agreement is in effect and will provide PIMCO, the Manager and the Fund with the necessary information on RAFI(TM) index series and Enhanced RAFI(TM) 1000, rights to such intellectual property will remain with Research Affiliates and nothing in this Agreement shall be construed otherwise.

         13. Any recommendations concerning the Fund's investment program proposed by Research Affiliates to the Fund and PIMCO pursuant to this Agreement, as well as any other activities undertaken by Research Affiliates on behalf of the Fund pursuant thereto shall at all times be subject to any applicable directives of the Board of Trustees of the Trust.

         14. In compliance with the requirements of Rule 31a-3 under the 1940 Act, and any other applicable federal or state rule, Research Affiliates hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust's request. Research Affiliates further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act and any other applicable Rule, the records required to be maintained by Research Affiliates hereunder pursuant to Rule 31a-1 of the 1940 Act and any other applicable federal or state rule. Research Affiliates further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable law and regulations.

         15. This Agreement shall be construed in accordance with the laws of the State of California without regard to the conflicts of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

         16. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         17. (a) PIMCO, the Manager and Research Affiliates shall treat forever as confidential and shall not disclose or transmit to any third party or use other than as expressly authorized hereunder, except to an affiliate (as defined in the 1940 Act) of PIMCO, the Manager or Research Affiliates, as the case may be, or to any investment bank or counterparty designated by PIMCO pursuant to
Section 4(b) above, any information, documentation or other written material with respect to the business affairs of the other party, including but not limited to information that is marked as "Confidential" by Research Affiliates, PIMCO, the Manager or the Fund ("Confidential Information"). Each party agrees to hold the Confidential Information in confidence and not to disclose or use the Confidential Information for any purpose whatsoever other than as contemplated by this Agreement and to require each of its directors, officers, employees, affiliates, representatives or agents (including, without limitations, such investment banks referred to in Section 4(b) of this Agreement) not to disclose or use Confidential Information, except as authorized or permitted by this Agreement. Notwithstanding the foregoing, PIMCO may disclose or transmit Confidential Information with respect to the Fund (i) to the Trust's Board of Trustees; (ii) to the Manager; or (iii) with the prior written consent of Research Affiliates.

         (b) Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not, to the knowledge of the receiving party, subject to any confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, the parties may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (i) approved in writing by the other party for disclosure or (ii) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that written notice of such required disclosure is given to the other party prior to its disclosure if reasonably possible or as soon thereafter as is reasonably practicable and provided further that the providing party shall cooperate with the other party to limit the scope of such disclosure to the extent permitted by law.

         18. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

         19. Any notice or other communication required or permitted to be given hereunder shall be given in writing and mailed, faxed or delivered to the other party at the addresses set forth below:

         If to Research Affiliates:

                     Janine Nesbit
                     Principal, Director, Administration
                     Chief Legal & Compliance Officer
                     155 N. Lake Ave., Suite 900
                     Pasadena, CA 91101
                     Phone: (626) 584-2165
                     Fax: (626) 584-4865


         If to PIMCO:
                     David C. Flattum
                     Executive Vice President
                     840 Newport Center Drive
                     Newport Beach, CA 92660
                     Phone: (949) 720-6134
                     Fax: (949) 720-6081



         If to Allianz Life Advisers:

                     Jeffrey W. Kletti, President
                     Allianz Life Advisers, LLC
                     5701 Golden Hills Drive


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

                     Minneapolis, MN  55416-1297
                     Fax:  763-765-6597
                     with a copy to:

                     H. Bernt von Ohlen, Senior Securities Counsel Allianz Life Advisers, LLC 5701 Golden Hills Drive Minneapolis, MN 55416-1297
                     Tel:  763-765-7330
                     Fax:  763-765-6355

         Notice shall be deemed given upon receipt.

         20. This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of all parties. This Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements or understandings except as provided herein.

         21. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be one and the same agreement.

         22. No breach, default or threatened breach of this Agreement by any party shall relieve any other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary or confidential nature of any property which is the subject of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
      /s/ Brent L. Holden
-------------------------------------------
By:      Brent L. Holden
Title:   Managing Director

RESEARCH AFFILIATES, LLC
      /s/ Robert D. Arnott
-------------------------------------------
By:      Robert D. Arnott
Title:   Chairman

ALLIANZ LIFE ADVISERS, LLC
       /s/ Brian Muench
-------------------------------------------
By:    Brian Muench
Title: Vice President



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                                   SCHEDULE A


Compensation pursuant to Section 7 of this Agreement shall be calculated at the rate of

                                      0.12%

of the average daily net assets that are subject to Research Affiliates' investment discretion in the following fund:

                AZL PIMCO Fundamental IndexPLUS Total Return Fund






Date:  April 30, 2007




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